Exhibit 10.1

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

iGATE Technologies, Inc.

AND

Ashok Vemuri

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

This Senior Executive Employment Agreement is made as of the 28th day of August 2013 (the “Employment Agreement”) by and between iGATE Technologies, Inc., a company incorporated in the Commonwealth of Pennsylvania with its registered office at CT Corporation System, 116 Pine Street, Suite 320, Harrisburg, PA 17101 (“iGTI”) and Ashok Vemuri (“Executive”).

NOW THEREFORE, in consideration of the premises and the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, iGTI and Executive agree as follows:

1. Definitions. As used herein:

(a) “Action” shall mean any action, suit or legal, administrative or arbitral proceeding or investigation before any governmental or regulatory authority;

(b) “Affiliate” with respect to a specified Person, means any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; provided, however, that, for purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, or the power to elect or appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person;

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder;

(d) “Company” shall mean iGATE Corporation, a Pennsylvania corporation and a parent company of iGTI (“iGATE”), iGTI and any Affiliate or joint venture of iGATE or iGTI, including any direct or indirect holding company or subsidiary of iGATE or iGTI, as well as any of their respective operating divisions;

(e) “Company Business” shall mean the business conducted by the Company;

(f) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning the Company’s accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, Company manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company’s affairs that is not public information;

(g) “Competing Business” shall mean any business which provides, designs, develops, markets, engages in, invests in, produces or sells any products, services, or businesses which are the same or similar to the Company Business or those provided, designed, developed, marketed, engaged in, invested in, produced or sold by the Company;

(h) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to the Company’s business information, Confidential Information, customer lists or customer account information (including any Person to whom the Company makes a written proposal to provide services during the term of this Agreement); (ii) that is a business entity or individual with whom the Company has a valid and subsisting contract as of the date of this Agreement; or (iii) a business entity or individual with whom the Company enters into a valid contract during the term of this Agreement; and

(i) “Person” shall mean any individual, sole proprietorship, corporation, company, partnership, limited liability company, joint venture, unincorporated society, governmental authority, association or trust or any other entity or organization.

2. Employment. iGTI hereby employs the Executive and Executive hereby accepts full time employment with iGTI on the terms and conditions contained in this Employment Agreement. Except as set forth in Schedule 1 hereto, Executive confirms that there are no Actions pending against him and, to the best knowledge of Executive, there are no Actions threatened against him.

3. Term. This Employment Agreement shall commence on the date that Executive commences his employment with the Company which shall be on or before September 30, 2013 (the “Effective Date”) and continue for a five (5) year period ending on the fifth (5th) anniversary of the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, this Employment Agreement shall automatically renew for additional successive five (5) year terms unless and until either iGTI or Executive provides written notice of nonrenewal at least 180 days prior to the end of the then-current term (each a “Renewal Term” and together with the Initial Term, the “Term”), or unless and until sooner terminated as provided hereunder. If the Term is renewed for any Renewal Term(s) pursuant to this Section, the terms and conditions of this Agreement during each such Renewal Term shall be the same as the terms in effect immediately prior to such renewal. In the event either IGTI or Executive provides timely notice of its or his intent not to renew this Employment Agreement, then, unless otherwise terminated in accordance with its terms, this Employment Agreement shall terminate on the expiration of the then-current Term.

4. Duties.

(a) Executive shall serve iGTI as President and Chief Executive Officer and agrees to serve in the same positions with iGATE and to promote the Company’s interests, be responsible for such duties as are commensurate with and required by such positions, and any other duties as may be assigned to Executive by the board of directors of iGATE (the “Board”) from time to time. Executive will be responsible for the day-to-day business operations of the Company, subject to the supervision and direction of the board of directors of iGTI or the Board.

(b) As of the Effective Date, Executive shall be appointed to serve as a member of the Board and thereafter shall be nominated for reelection as a member of the Board as Executive’s term as director expires.

(c) Executive agrees to perform his duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use his best efforts to advance the business and goodwill of the Company. Executive agrees to devote all of his business time, skill, energy and attention exclusively to the business of the Company except for (i) positions on the board of directors of other companies or organizations currently held by Executive and disclosed on Schedule 2 hereto, and (ii) positions on the board of directors of other companies proposed to be taken up by Executive and disclosed to iGTI and in respect of which iGTI grants its approval in writing.

(d) During the time Executive is employed with iGTI, he will not engage in any other business for his own account or be employed by any other Person, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other Person without the prior written approval of iGTI.

5. Place of Work. Executive will be based in the New York/New Jersey Metropolitan Area, United States of America, but may be relocated to other locations, based on mutual agreement. Executive’s duties will include travel in the [United States of America, India and other countries], often at short notice. Executive confirms that he has a valid passport and that iGTI has entered into this Employment Agreement on that understanding.

6. Compensation. Executive’s annual salary and other compensation as of the date of this Employment Agreement are as set forth on Attachment A hereto. The salary and compensation are subject to being reviewed and modified annually by iGTI. iGTI shall be entitled to withhold from any payments due to Executive pursuant to the provisions of this Employment Agreement, any amounts required to be withheld by/under any applicable taxing or other statutory provision or authority, or any amounts loaned to Executive by the Company.

7. Policies and Practices. Executive agrees to abide by all the Company rules, regulations, instructions, policies, practices and procedures as amended from time to time and as posted on the Company’s intranet and to indemnify the Company for any loss suffered as a consequence of a breach by Executive of such Company rules, regulations, instructions, policies, practices and procedures.

8. Non-Competition. In order to protect the Company’s legitimate and protectable business interest, including, but not limited to, its goodwill, customer relationships, and Confidential Information, Executive covenants and agrees that for the entire period of his employment with iGTI, and for an additional twelve (12) month period following the termination of Executive’s employment with iGTI, whether by Executive or by the Company, for any reason, Executive shall not either directly or indirectly, except as provided in Sections 4(c) and 4(d) above, engage in any Competing Business or to own, manage, operate, control or participate in, or have any ownership interest in (except an ownership not exceeding two percent (2%) of the stock of a listed public company), or make loans to, or promote or assist financially or otherwise aid or advise as an agent, consultant, officer, partner, director, employee, independent contractor or otherwise, whether directly or indirectly, any Person who is engaged in, or operates, or attempts to operate any business or service which is a Competing Business anywhere in the world, including the United States of America or any political sub-division thereof.

9. Non-Solicitation. In order to protect the business interest and goodwill of the Company with respect to Customers and accounts, and to protect Confidential Information,

Executive covenants and agrees that for the entire period of his employment with iGTI, and for a period of one (1) year following termination of Executive’s employment with iGTI, either by Executive or by the Company, for any reason, Executive shall not:

(a) directly or indirectly solicit, induce, or attempt to induce, any Customer of the Company to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services provided, rendered, offered or under development by the Company; or

(b) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its employees or solicit, induce or attempt to induce employees of the Company to terminate employment with the Company and become self-employed or employed with others, or knowingly permit any Person or business directly or indirectly controlled by him to do any of the foregoing.

10. Nondisclosure and Nonuse of Confidential Information. Executive covenants and agrees that during Executive’s employment or any time after the termination of such employment, whether by Executive or by the Company, for any reason, Executive will not communicate or divulge to any Person, either directly or indirectly, and will hold in strict confidence for the benefit of the Company, all Confidential Information; except that Executive may disclose such Confidential Information to Persons who need to know such Confidential Information during the course and within the scope of Executive’s employment for the benefit of the Company. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of the Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Attachment B and incorporated as though fully set forth herein. Notwithstanding the foregoing, the confidentiality obligations of this Section 10 will not apply to information which: (a) Executive is compelled to disclose pursuant to any applicable law or any order of any court of competent jurisdiction or any competent judicial, governmental or regulatory body; (b) can be shown to have been generally available to the public other than as a result of a breach by Executive of his confidentiality obligations herein contained; or (c) can be shown to have been provided to Executive by a third party who obtained such information other than from Executive or other than as a result of a breach by Executive of his confidentiality obligations herein contained.

11. Termination.

(a) Involuntary Termination. iGTI may terminate Executive’s employment with or without cause under the following conditions:

(i) With Cause. iGTI may, immediately and without notice, terminate Executive from employment with “Cause”. “Cause” shall mean (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) conduct that has or is likely to have an adverse effect on the Company’s reputation, (iii) substantial or continued unwillingness to perform duties as reasonably directed by the board of directors of iGTI; (iv) gross negligence or deliberate misconduct; or (v) any material breach of Section 7 and any breach of Sections 2, 4, 8, 9, 10, or 15 of this Employment Agreement, or the Confidential Information and Intellectual Property Protection Agreement. Executive

acknowledges that he has continuing obligations under this Employment Agreement including, but not limited to Sections 8, 9, and 10, in the event that he is terminated with Cause; provided that if Executive’s employment is terminated pursuant to Section 11(a)(ii), then Executive will be paid six (6) months (“Severance Period”) severance pay based on Executive’s last Annual Base Salary (as defined in “Attachment A”).

(ii) Without Cause. In the event that Executive’s employment is terminated without Cause, Executive will be given not less than six (6) months prior written notice of such termination. In the event iGTI desires to terminate Executive’s employment without Cause, without prior notice as set out in this Section 11(a)(ii), then Executive will be paid severance pay for the Severance Period based on Executive’s last Annual Base Salary. Severance pay under this Section 11(a)(ii) is conditioned upon Executive first signing an irrevocable agreement and release of all claims against the Company in accordance with the Company’s policies, as amended from time to time, within 60 days following the termination. All severance payments under this Section 11(a)(ii) will be paid on a monthly basis with the first payment date commencing on the 65th day following the termination. Executive acknowledges Executive’s continuing obligations under this Employment Agreement including, but not limited to Sections 8, 9 and 10, in the event that Executive is terminated without Cause.

(b) Voluntary Termination. Executive may terminate his employment by giving not less than three (3) months prior written notice of his intention to terminate, provided, however, that iGTI may decide to end his employment at any time during those three (3) months, upon payment to Executive of the salary due to Executive for the remainder of the said three (3) months notice period based on Executive’s last basic salary. Severance pay under this Section 11(b) is conditioned upon Executive first signing an irrevocable agreement and release of all claims against the Company in accordance with the Company’s policies, as amended from time to time, within 60 days following the termination. All severance payments under this Section 11(b) will be paid on a monthly basis with the first payment date commencing on the 65th day following the termination. Executive acknowledges his continuing obligations under this Employment Agreement including, but not limited to Sections 8, 9 and 10, in the event that Executive terminates his employment with iGTI.

(c) Except as otherwise set forth in Section 24 hereof, this Employment Agreement will terminate upon the expiration of the Term.

(d) If, on the date that Executive’s employment is terminated, Executive is a member of the Board, or holds any other position with the Company, Executive shall be deemed to have resigned from all such positions as of the date of termination. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

12. Section 409A.

(a) Interpretation. This Employment Agreement is intended to comply with the requirements of section 409A of the Code, and specifically, with the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A-1(b)(9)(iii), and shall in all respects be administered and construed in accordance with section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of Executive’s employment under this Employment Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Employment Agreement shall be treated as a separate payment, the right to a series of installment payments under this Employment Agreement is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Employment Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under section 409A of the Code, or would cause the administration of this Employment Agreement to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with Section 12(b) below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. Notwithstanding anything herein to the contrary, if it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Employment Agreement as a result of Executive’s “separation from service” with the Company to prevent the imposition of any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s “separation of service” with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid to Executive in a lump sum on the first payroll date that occurs after the date that is six months following Executive’s “separation of service” with the Company. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of the Executive’s death.

(c) Reimbursements. All reimbursements provided under this Employment Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Executive Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

13. Equitable Relief; Fees and Expenses. Executive stipulates and agrees that any breach of this Employment Agreement by him will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, iGTI shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company against, or on account of, any breach by Executive of the provisions of this Employment Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies iGTI may have to protect its rights. In the event iGTI obtains any such injunction, order, decree or other relief, in law or in equity, for any breach by Executive of the provisions of this Employment Agreement, Executive shall be responsible for reimbursing iGTI for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit.

14. Amendments. No supplement, modification, amendment or waiver of the terms of this Employment Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Employment Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Employment Agreement shall not be deemed a waiver of any such terms or conditions.

15. Acknowledgments of Executive.

(a) Executive hereby acknowledges and agrees that: (i) this Employment Agreement is necessary for the protection of the legitimate business interests of the Company, including, but not limited to, its goodwill, customer relationships, and Confidential Information; (ii) the restrictions contained in this Employment Agreement may be enforced in a court of law whether or not Executive is terminated with or without Cause; (iii) Executive has no intention of competing with the Company within the limitations set forth above; (iv) Executive has received adequate and valuable consideration for entering into this Employment Agreement; (v) Executive’s covenants shall be construed as independent of any other provision in this Employment Agreement and the existence of any claim or cause of action Executive may have against the Company, whether predicated on this Employment Agreement or not, shall not constitute a defense to the enforcement by the Company of these covenants; and (vi) the execution and delivery of this Employment Agreement is a mandatory condition precedent to Executive’s receipt of the consideration provided herein.

(b) Executive acknowledges that the Company is engaged in business in the United States of America, as well as in other countries and that the marketplace for the Company’s products and services is worldwide. Executive further covenants and agrees that the length of term and types of activities restricted (non-competition and non-solicitation restrictions) contained in this Employment Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company’s business.

(c) In the event that a court of competent jurisdiction shall determine that one or more of the provisions of Sections 8 or 9 are so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make Section 8 or 9, as applicable, enforceable. If Executive violates the provisions of Section 9, the period described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment by iGTI and the compensation payable for entering into this Employment Agreement is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in Sections 8 and 9.

16. Full Understanding. Executive acknowledges that he has been afforded the opportunity to seek legal counsel, he has carefully read and fully understands all of the provisions of this Employment Agreement and that he, in consideration for the compensation set forth herein, is voluntarily entering into this Employment Agreement.

17. Severability. This Employment Agreement supersedes all prior agreements, written or oral, between the parties hereto concerning the subject matter hereof. Whenever possible, each provision of this Employment Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Employment Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Employment Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Employment Agreement and shall survive the termination of Executive’s employment with iGTI for any reason.

18. Entire Agreement. This Employment Agreement, the other agreements provided for herein and the Attachments and Schedules attached hereto, set forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representation and warranties, whether written or oral, between iGTI and Executive.

19. Governing Law; Jurisdiction. The parties agree that this Employment Agreement shall be construed and enforced in accordance with, and the rights of parties shall be governed by the laws of the State of New Jersey, without giving effect to the conflict of law provisions thereof. The courts in New Jersey shall have exclusive jurisdiction to entertain any suit, dispute, litigation or legal proceedings in respect of or under this Employment Agreement.

20. Assignment. The Company shall have the right to assign this Employment Agreement to any Affiliate or to any other Person in connection with a merger, consolidation or restructuring involving the Company, or a sale or transfer of the business or substantially all of the assets of the Company, and Executive agrees to be obligated by this Employment Agreement to any such assignee. In the event that the Company assigns this Employment Agreement and Executive is terminated without Cause, Executive shall be entitled to receive severance pay for the Severance Period based on Executive’s last Annual Base Salary. Executive may not assign this Employment Agreement.

21. Notices. Any notice or other communication required or permitted to be given under this Employment Agreement shall be in writing and shall be duly given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile to a party at its address set forth below:

(a)	to the Company at:

Address:	iGTI
1000 Commerce Drive,
Fifth Floor,
Pittsburgh, PA 15275
Facsimile: 412-291-1188
Attention: Sunil Wadhwani

(b)	to Executive at:

Address:	1000 Commerce Drive,
Fifth Floor,
Pittsburgh, PA 15275
Facsimile: 412-291-1188
Attention: Ashok Vemuri

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the notice in the manner provided in this Section 21. Any notice delivered to the party to whom it is addressed in the manner provided in this Section 21 shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day, then the notice shall be deemed to have been given and received on the next business day, then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth business day following the date of its mailing. Any notice transmitted by facsimile shall be deemed given and received upon receipt of a confirmed answer back following transmission.

22. Counterparts. This Employment Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

23. Headings. The headings used in this Employment Agreement are for convenience only and are not to be considered in construing or interpreting this Employment Agreement.

24. Survival. The provisions of Sections 8, 9, 10, 11, 13, 15, 19 and this Section 24 of this Employment Agreement shall survive the expiration of the Term and termination of Executive’s employment with the Company for any reason.

25. Indebtedness. If the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, set off the whole or part of such outstanding amount from any amount due and payable to the Executive.

26. Waiver. No waiver of any of the provisions of this Agreement by the Company shall be deemed to or shall constitute a waiver of any other provisions of this Agreement nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure on the part of the Company to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any of the terms contained in this Agreement.

27. Conflicts. The Executive’s performance of the provisions of this Agreement shall not breach and/or constitute a breach of the Executive obligations to any other person or entity and the Executive has not and will not at any time hereafter enter into any oral/written agreement in conflict with the provisions of this Agreement.

28. Company Policies. The Executive agrees that he has been given the opportunity to read the terms and conditions of the various policies, procedures and processes of the Company (collectively the “Company Policies”) including the Human Resource Policy of the Company and Information Technology Policy of the Company. The Executive further agrees that the Executive will be bound to all the terms and conditions of the Company Policies. The Executive understands that the Company Policies are subject to review and may be modified periodically and all such modified Company Policies shall be applicable to the Executive.

[Signature Page Follows]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS EMPLOYMENT AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS EMPLOYMENT AGREEMENT.

iGATE Technologies, Inc.

By:	/s/ Sunil Wadhwani		/s/ Ashok Vemuri
	Name:	Sunil Wadhwani	Ashok Vemuri
	Title:	Chairman

Date:			Date: 8/28/2013

Compensation

ATTACHMENT A

1.	Annual Base Salary. Executive’s annual base salary will be at an annual rate of US$ 1.3 million dollars (or a monthly base salary of US$ 108,333 dollars) (“Annual Base Salary”); provided that the Board may, at their discretion, review the Annual Base Salary of Executive from time to time and grant such increases, as may be deemed appropriate. The monthly base salary shall be paid on regularly scheduled monthly payroll dates. Notwithstanding the foregoing, Executive’s Annual Base Salary for 2013 will be prorated based on the number of days employed during the year.

2.	Annual Performance Based Incentive. For each calendar year occurring during the Term, Executive shall participate in the Company’s annual cash incentive bonus program (“Annual Performance Based Incentive”) and be entitled to an Annual Performance Based Incentive payment (the “Bonus”) based upon iGATE’s achievement of certain revenue, earnings per share (“EPS”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets and such other strategic goals or targets set by the Compensation Committee of the Board in conjunction with Executive. The target Bonus shall be US$ 500,000 dollars (the “Target Bonus”), but the actual Bonus will range from 0% to 200% (US$ 1 million dollars) of the Target Bonus, as determined by measuring iGATE’s actual performance against the predetermined targets. The Bonus will be quantified and paid within the two and half month period of the year following the year to which it relates. Any future adjustments to the Annual Performance Based Incentive will be prospective. Notwithstanding the foregoing, Executive’s Target Bonus for 2013 will be prorated based on the number of days employed during the year.

3.	Initial Equity Awards. On the Effective Date, Executive shall be granted the following equity pursuant to iGATE’s 2006 Stock Incentive Plan (the “Plan”):

(a)	150,000 options with the exercise price at the Fair Market Value as defined in the Plan on the Effective Date and a four-year vesting schedule, with 25% of the awards vesting at the end of each year from the date granted provided that Executive remains an employee of the Company on the applicable vesting date;

(b)	100,000 restricted stock units with a four-year vesting schedule, with 25% of the awards vesting at the end of each year from the date granted provided that Executive remains an employee of the Company on the applicable vesting date; and

(c)

300,000 target amount of performance-based restricted shares of iGATE (the “Performance Shares”) vesting upon iGATE’s attainment of a twelve-month trailing adjusted EBITDA goal of US$ 400 million dollars at any eligible fiscal quarter end on or before June 30, 2017 (the “Target EBITDA”) provided, however, that in the event iGATE attains twelve-month trailing adjusted EBITDA of US$ 500 million dollars or greater (the “Maximum EBITDA”) during this period, the number of Performance

Shares shall be increased to an aggregate amount of 600,000. In the event that iGATE attains twelve-month trailing EBITDA between the Target EBITDA and the Maximum EBITDA, the aggregated number of Performance Shares earned will be prorated.

4.	Expenses. iGTI will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder in accordance with its standard policy.

5.	Holidays. Executive will be entitled to avail of holidays as per the policies of iGTI in force from time to time.

6.	Benefits. Executive’s entitlement to the benefit schemes of iGTI shall be in accordance with the applicable law and as per iGTI policies in force from time to time. Executive is entitled to join the benefit schemes of iGTI, which may include health or other insurance packages, if iGTI decides to offer these to its employees. Executive understands that, if offered, the terms of these schemes may be changed from time to time by iGTI and agrees to keep himself informed of the same.

7.	Other Benefits. Executive will be entitled to a company car and golf club membership and will be reimbursed for any related expenses in accordance with Section 12(c) of this Employment Agreement.

ATTACHMENT B

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

PROTECTION AGREEMENT

This Agreement is made as of the 28th day of Auguest 2013 (the “Agreement”) by and between iGATE Technologies, Inc., a company incorporated in the Commonwealth of Pennsylvania with its registered office at CT Corporation System, 116 Pine Street, Suite 320, Harrisburg, PA 17101 (“iGTI”) and Ashok Vemuri (“Executive”).

RECITALS

WHEREAS, Executive has been employed by the Company as President and Chief Executive Officer of iGTI, and that in the performance of Executive’s duties in such capacity, Executive will acquire Confidential Information or Trade Secrets (as those terms are defined below) relating to the Company’s business (or that of its Affiliates or Customers) and Executive may develop copyrightable works, inventions or improvements relating to the Company’s products and business (or that of its Affiliates); and

WHEREAS, it is the understanding between the Company and Executive that the Company shall have certain rights in such Confidential Information, Trade Secrets, copyrightable works, inventions and improvements.

NOW, THEREFORE, in consideration of the Company’s agreement to employ Executive and the salary and other compensation paid to Executive by the Company during Executive’s employment by the Company, Executive agrees as follows:

1. As used herein:

(a) “Affiliate” with respect to a specified Person, means any other Person (a) directly or indirectly controlling, controlled by or under common control with such specified Person; or (b) who is a Relative of such Person or their Affiliate; provided, however, that, for purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, or the power to elect or appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person;

(b) “Company” shall mean iGATE Corporation, a Pennsylvania corporation and a parent company of iGTI (“iGATE”), iGTI and any Affiliate or joint venture of iGTI, including any direct or indirect holding company or subsidiary of iGATE or iGTI, as well as any of their respective operating divisions;

(c) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning the Company’s accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, Company manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company’s affairs that is not public information;

(d) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to the Company’s business information, Confidential Information, customer lists or customer account information (including any Person to whom the Company makes a written proposal to provide services during the term of the Executive’s employment with the Company); (ii) that is a business entity or individual with whom the Company has a valid and subsisting contract as of the date of this Agreement; or (iii) a business entity or individual with whom the Company enters into a valid contract during the term of this Agreement;

(e) “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society, governmental authority, association or trust or any other entity or organization; and

(f) “Trade Secret” means any useful process, machine or other device or composition of matter which is new and which is being used or studied by the Company and is not described in a patent or described in any literature already published and distributed externally by the Company; the source code or algorithms of any software developed or owned by the Company; any formula, plan, tool, machine, process or method employed by the Company, whether patentable or not, which is not generally known to others; business plans and marketing concepts of the Company; marketing or sales information of the Company; financial information or projections regarding the Company or potential acquisition candidates of the Company; financial, pricing and/or credit information regarding clients or vendors of the Company; a listing of names, addresses or telephone numbers of Customers or clients of the Company; internal corporate policies and procedures of the Company; and any other undisclosed information protected in accordance with any applicable law.

2. Executive hereby acknowledges and agrees that each of the copyrightable works authored by Executive (including, without limitation, all software and related documentation and all web site designs), alone or with others, during Executive’s employment by the Company shall be deemed to have been to be works prepared by Executive within the scope of Executive’s employment by the Company and, as such, shall be deemed to be “works made in the course of employment under a contract of service” under Indian copyright laws from the inception of creation of such copyrightable works. In the event that any of such copyrightable works shall be deemed by a court of competent jurisdiction not to be a “works made in the course of employment under a contract of service”, this Agreement shall operate as an irrevocable assignment by Executive to the Company of all right, title and interest in, and to, such copyrightable works, including, without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by Executive outside of the Company’s facilities or other than during Executive’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this paragraph 2. Executive agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this paragraph 2.

3. Executive shall promptly and fully disclose to the Company all inventions or improvements made or conceived by Executive, solely or with others, during Executive’s employment by the Company and, where the subject matter of such inventions or improvements results from or is suggested by any work which Executive may do for, or on behalf of, the Company or relates in any way to the Company’s products, business or operations (or that of its Affiliates), the Company shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements are made or conceived by Executive outside of the Company’s facilities or other than during Executive’s working hours with the Company shall not diminish the Company’s rights with respect to such inventions or improvements which otherwise fall within this paragraph 3.

4. Notwithstanding anything in this Agreement, the Company shall have no rights pursuant to this Agreement in any invention of Executive made during the term of Executive’s employment by the Company, if such invention has not arisen out of, or by reason of, Executive’s work with the Company or does not relate to the products, business or operations of the Company or that of its Affiliates, although Executive shall nonetheless inform the Company of any such invention.

5. At the request of the Company, either during or after termination of Executive’s employment by the Company, Executive shall execute, or join in executing, all papers or documents required for the filing of patent applications in India and such foreign countries as the Company may elect, and Executive shall assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the inventions, patent applications and specifications in accordance with the spirit of this Agreement.

6. Executive shall treat as confidential all Trade Secrets and Confidential Information belonging to the Company (or information belonging to third parties to which the Company shall owe an obligation of secrecy), which is disclosed to Executive, or which Executive may acquire or develop, or which Executive may observe in the course of Executive’s employment by the Company and which at the time of disclosure is not previously known to Executive, and not known or used by others in the trade generally, and Executive shall not disclose, publish or otherwise use, either during or after termination of Executive’s employment by the Company, any such Trade Secrets or Confidential Information without the prior written consent of the Company except that Executive may disclose such Confidential Information to Persons who need to know such Confidential Information during the course and within the scope of Executive’s employment. Notwithstanding the foregoing, the confidentiality obligations of this paragraph 6 will not apply to information which: (a) Executive is compelled to disclose pursuant to any applicable law or any order of any court of competent jurisdiction or any competent judicial, governmental or regulatory body; (b) can be shown to have been generally available to the public other than as a result of a breach by Executive of his confidentiality obligations herein contained; or (c) can be shown to have been provided to Executive by a third party who obtained such information other than from Executive or other than as a result of a breach by Executive of his confidentiality obligations herein contained.

7. Upon termination of employment with Company for any reason, Executive shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning Company’s business, Customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information or Trade Secrets. Executive agrees to maintain the integrity of all stored computer information and agrees not to alter, damage or destroy said computer information before returning it to Company.

8. Executive shall keep and maintain adequate and current written records of all Trade Secrets and Confidential Information made by Executive (solely or jointly with others) during the term of employment (“Records”). The Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The Records will be available to and remain the sole property of the Company at all times. Executive shall not remove such Records from the Company’s place of business except as expressly permitted by the Company.

9. This Agreement shall in no way alter, or be construed to alter, the terms and conditions of any employment agreement entered into by Executive with the Company. The Company may utilize any portion of Executive’s employment agreement to enforce the terms and conditions set forth herein and remedy any violation of this Agreement. The Company has the exclusive right to assign this Agreement.

10. The parties agree that this Agreement shall be governed by the laws of the State of New York. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Executive to enforce their rights hereunder to the courts of New York.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT. I UNDERSTAND THAT I AM REQUIRED TO SIGN THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

Signature:	/s/ Ashok Vemuri
Executive:	Ashok Vemuri

Date: 8/28/2013

SCHEDULE 1

Actions Pending or Threatened Against Executive

None

SCHEDULE 2

Directorships currently held by Executive

Board Member, Duke University Fuqua School of Business